Contact	Joel Shadle	PRESS RELEASE:
	CSC Corporate Media Relations	FOR BUSINESSWIRE
	703-645-2660	SEPTEMBER 16, 2011
jshadle@csc.com

Bryan Brady
Vice President, Investor Relations
CSC Corporate
703-641-3000
investorrelations@csc.com

CSC ANNOUNCES LEADERSHIP CHANGE
IN MANAGED SERVICES BUSINESS UNIT

FALLS CHURCH, Va., Sept. 16 – CSC (NYSE: CSC) today announced that Russ Owen, who has led the company’s Managed Services Sector (MSS), will step down as president of MSS and assume the role of president, strategic account development, reporting to Michael W. Laphen, CSC chairman, president and CEO, effective immediately.

Peter Allen, who currently leads CSC’s Global Sales and Marketing, will assume the role of acting president of MSS. Allen will continue to lead the company’s Global Sales and Marketing function.

“Peter brings extensive knowledge across the full spectrum of IT services, as well as a strong operational track record,” said Laphen. “His intimate understanding of CSC’s clients and the IT marketplace is a valuable asset as the company brings greater innovation and competitive advantage to our clients while driving growth and profitability for CSC.”

Allen rejoined CSC as president of strategy and business development for MSS in September 2009, after serving as partner and managing director for TPI, the leading global sourcing advisory firm, and as chairman/CEO of Data Dimensions. Allen’s tenure at TPI centered on his role as chief marketing officer, serving as a prominent industry thought leader. He directed the TPI Index, the leading indicator of trends and developments occurring in the global sourcing industry, monitored quarterly by global equity analysts, media and industry observers. Allen holds a Bachelor of Science degree in computer science from the University of Maryland.

About CSC
CSC is a global leader in providing technology-enabled business solutions and services. Headquartered in Falls Church, Va., CSC has approximately 93,000 employees and reported revenue of $16.2 billion for the 12 months ended July 1, 2011. For more information, visit the company's website at www.csc.com.